Exhibit 99.1

For Immediate Release

RADVIEW SOFTWARE ENTERS INTO AN AGREEMENT FOR
 $2,000,000 PRIVATE PLACEMENT

BURLINGTON, MA — March 11, 2004 — RadView™ Software Ltd. (Nasdaq: RDVW), a premier provider of solutions for verifying the performance, scalability and integrity of business critical Web applications, today announced that it has entered into a definitive agreement for the sale of 3,333,331 of its ordinary shares in a private offering to institutional and accredited investors for gross proceeds of approximately $2,000,000.  The investors will also receive a series of four warrants to purchase an aggregate of up to 3,000,000 ordinary shares at prices ranging from $0.87 to $0.99 per share.  In addition, the Company will grant the investors an option to purchase an additional 3,333,331 ordinary shares at $0.81 per share within one year.  The closing of the financing is subject to customary conditions.  The Company intends to use the net proceeds of the financing for working capital.

“We are extremely pleased to be able to raise this capital,” said Ilan Kinreich, President and CEO of RadView.  “Our goal is to become a leader in the web application testing performance market.  By securing this financing, we have achieved our first key initiative of 2004, which will support our other key initiatives of launching a new product suite for web application testing, and establishing strategic, channel and technical partnerships.”

This notice does not constitute an offer to sell, or the solicitation of an offer to buy, securities. The securities have not been registered under the Securities Act of 1933, or the securities laws of any jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

About RadView Software Ltd.

RadView™ Software Ltd. (Nasdaq: RDVW) is a leading provider of solutions for verifying the performance, scalability and integrity of business-critical Web applications. Deployed at over 1,400 customers worldwide from major industries such as financial services, retail, manufacturing, education and technology, RadView’s award winning products enable customers to reduce costs while improving the quality of its Web applications throughout the development lifecycle. Corporate offices are located in Burlington, MA. For more information visit www.radview.com or call 1-888-RADVIEW.

Media Contact:

Beth Clark

RadView Software

781-238-1133

bclark@radview.com

Statements concerning RadView’s business outlook or future performance; anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: our limited operating history and history of losses; market acceptance of our products; ability to develop new products and enhance existing products; impact of significant competition; and other factors detailed in RadView’s filings with the Securities and Exchange Commission. RadView assumes no obligation to update the information in this release. RadView, WebLOAD, WebRM, WebLOAD Analyzer and WebFT are trademarks of RadView Software Ltd. Other names may be trademarks of their respective owners.

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